EXHIBIT 4.2

LOGILITY, INC.

2007 STOCK PLAN

(Amended and Restated Effective July 9, 2009)

(AS ADOPTED BY AMERICAN SOFTWARE, INC.)

INTRODUCTION

The purpose of the Logility, Inc. 2007 Stock Plan (the “Plan”) is to further the growth and development of American Software, Inc., a Georgia corporation (“ASI”), by affording an opportunity for stock ownership to selected Employees of ASI, former members of the Board of Logility, Inc., a Georgia corporation and now a wholly-owned subsidiary of ASI, consultants and advisors. The Plan is intended to attract and retain the best available talent and encourage the highest level of performance by executive officers, key employees, directors, advisors and consultants, and to provide them with incentives to put forth maximum efforts for the success of ASI’s business in order to serve the best interests of ASI. Options granted under the Plan may be Incentive Stock Options or Nonqualified Stock Options, as such terms are hereinafter defined.

ARTICLE 1. DEFINITIONS

When used in this Plan, the following capitalized terms shall have the meanings set forth below unless a different meaning is plainly required by the context:

1.1 Act. Act means the Securities Exchange Act of 1934 as in effect from time to time.

1.2 Board. Board means the Board of Directors of Logility, Inc.

1.3 Cause. Cause means “cause,” as defined in the Participant’s employment agreement, if applicable. If the Participant has not entered into an employment agreement with ASI or a Subsidiary that includes a definition of “cause”, then Cause shall mean a termination on account of dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, a conviction or confession of a crime punishable by law (except minor violations), or a material breach of any agreement with ASI or a Subsidiary, in each such case as determined by the applicable Committee, and its determination shall be conclusive and binding. Such actions constituting “Cause” shall include, without limitation, a violation of ASI’s Code of Business Conduct and Ethics. A Participant who agrees to resign from his or her affiliation with ASI or a Subsidiary in lieu of being terminated for Cause shall be deemed to have been terminated for Cause for purposes of the Plan.

1.4 Change in Control Event. Change in Control Event means the occurrence, prior to the expiration of a Stock Option, of any of the following events:

(a) ASI is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than two-thirds of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors (“Voting Stock”) of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock of ASI immediately prior to such transaction;

(b) ASI sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than two-thirds of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of ASI immediately prior to such sale or transfer;

(c) there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Act, disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Act), other than American Software, Inc., has become the direct or indirect beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Act) of securities representing 50% or more of the combined voting power of the then-outstanding Voting Stock of ASI;

(d) ASI files a report or proxy statement with the Securities and Exchange Commission pursuant to the Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of ASI has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

(e) if, during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of ASI cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (e) each director who is first elected, or first nominated for election by ASI’s stockholders, by a vote of at least two-thirds of the directors of ASI (or a committee thereof) then still in office who were directors of ASI at the beginning of any such period will be deemed to have been a director of ASI at the beginning of such period; and provided further that this clause (e) shall not commence applicability until such time as at least five directors are serving concurrently on the Board, but shall apply thereafter regardless of the number of directors.

Notwithstanding the foregoing provisions of clauses (c) or (d) above, unless otherwise determined in a specific case by majority vote of the Board, a “Change in Control” will not be deemed to have occurred for purposes of clause (c) or clause (d) above solely because (1) ASI or (2) any Company-sponsored employee stock ownership plan or any other employee benefit plan of ASI or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Act disclosing beneficial ownership by it of shares of Voting Stock of ASI, whether in excess of 50% or otherwise, or because ASI reports that a change in control of ASI has occurred or will occur in the future by reason of such beneficial ownership or any increase or decrease thereof.

1.5 Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

1.6 Committee. Committee shall mean the Stock Option Committee with respect to Options held by persons other than Executive Officers, and the Special Stock Option Committee with respect to Options held by Executive Officers.

1.7 Common Stock or Stock. Common Stock or Stock means ASI’s Class A Common Shares of $0.10 par value per share, any share or shares of ASI’s capital stock hereafter issued or issuable in substitution for such shares.

1.8 Continuous Service. Continuous Service means the period of service for ASI or a Subsidiary that is not interrupted (other than pursuant to ASI’s or the Subsidiary’s paid time off policy or as required by law) or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the affiliated entity for which the Participant renders such service, provided that there is otherwise no interruption or termination of the Participant’s Continuous Service. The applicable Committee, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by ASI, other than a leave pursuant to ASI’ s paid time off policy or as required by law.

1.9 Disability. Disability is determined by the administrator of any long term disability plan which covers the Participant that is maintained by ASI or any business that controls or is under common control with ASI within the meaning of Code Sections 414(b) and (c). If no such long-term disability plan covers the Participant, “Disability” shall mean the date on which ASI makes a final determination that the Participant is suffering from a physical or mental impairment which ASI determines renders the Participant physically or mentally unable to continue to fulfill his or her duties as an active Employee at his or her assigned level of responsibility or competence, and which thereafter prevents him or her from being able to resume such duties or their equivalent.

1.10 Effective Date. Effective Date means the effective date of the Plan as specified in Article 2.

1.11 Employee. Employee means a common law employee of ASI or a Subsidiary and any person who has accepted a binding offer of employment from ASI or a Subsidiary.

1.12 Executive Officer. Executive Officer means an “executive officer” of ASI as defined in Rule 3b-7 under the Act.

1.13 Exercise Price. Exercise Price with respect to an Option means the purchase price per share specified in the Option Agreement for such Option.

1.14 Fair Market Value. Fair Market Value means the value of the Common Stock, determined by the NASDAQ Market’s closing price for the Common Stock reflected in The Wall Street Journal or another publication selected by the Board. If on the relevant date for determining Fair Market Value the NASDAQ Global Select Market is not in session or there is no closing price for the Common Stock, for any reason, then the Fair Market Value shall be determined as of the next preceding date for which a closing price is available. If the Common Stock is not traded on the NASDAQ Global Select Market on the relevant date for determining Fair Market Value, or if deemed appropriate by the Board for any other reason, the Fair Market Value of the Common Stock shall be as determined by the Board in such other manner as it may deem appropriate.

1.15 Incentive Stock Option. Incentive Stock Option means any Option granted to an eligible Employee under the Plan which the Committee intends at the time the Option is granted to be an Incentive Stock Option within the meaning of Code Section 422.

1.16 Nonqualified Stock Option. Nonqualified Stock Option means any Option granted to an eligible Employee under the Plan to purchase stock that is not an Incentive Stock Option.

1.17 Option. Option means and refers collectively to Incentive Stock Options and Nonqualified Stock Options.

1.18 Option Agreement. Option Agreement means the agreement specified in Section 6.3.

1.19 Participant. Participant means any Employee, member of the Board or consultant or advisor to ASI or a Subsidiary who is granted an Option under the Plan. Participant also means the personal representative of a Participant and any other person who acquires the right to exercise or receive payment pursuant to and Option by bequest or inheritance.

1.20 Repriced. Repriced means any amendment or adjustment of the Exercise Price of an Option through amendment, cancellation, replacement Options or any other means. Repriced shall also include any other action considered a repricing under requirements of the NASDAQ Market.

1.21 Special Stock Option Committee. Special Stock Option Committee means a committee appointed by the Board in accordance with the requirements of Section 3.1.

1.22 Stock Option Committee. Stock Option Committee means the Stock Option Committee appointed by the Board in accordance with the provisions of Section 3.2. Prior to the appointment of such a Committee, the Board shall be deemed the Stock Option Committee.

1.23 Subsidiary. Subsidiary means any business in which ASI has a “controlling interest” as defined in Treas. Reg. Section 1.414(c)-2(b)(2)(i), except that 50% ownership interest is substituted where that regulation requires an 80% interest.

ARTICLE 2. EFFECTIVE DATE

The Effective Date of the Plan shall be the date on which the Plan was adopted by the Board of Directors of Logility, May 15, 2007.

ARTICLE 3. ADMINISTRATION

3.1 Special Stock Option Committee. The Special Stock Option Committee shall be appointed by the Board, shall consist of two or more non-Employee, independent members of the Board, and in the judgment of the Board, shall be qualified to administer the Plan as contemplated by (i) Rule 16b-3 under the Act (or any successor rule) including, without limitation, the possession of authority by the Special Stock Option Committee to limit the time of exercise of Options and the grant of Options to specified periods, (ii) Section 162(m) of the Code, as amended, and the regulations thereunder (or any successor Section and regulations) and (iii) any rules and regulations of the NASDAQ Global Select Market (or such other stock exchange on which the Stock is traded). Members of the Special Stock Option Committee may not possess an interest in any transaction for which disclosure is required under Section 404(a) of Regulation S-K under the Act or be engaged in a business relationship that must be disclosed under Section 404(a) and must qualify as “outside directors” as defined in Section 162(m) of the Code and regulations thereunder. Any member of the Special Stock Option Committee who does not satisfy the qualifications set out in the preceding sentence may recuse himself or herself from any vote or other action taken by the Special Stock Option Committee. The Board may, at any time and in its complete discretion, remove any member of the Special Stock Option Committee and may fill any vacancy of the Special Stock Option Committee. Any member of the Special Stock Option Committee shall be deemed to have resigned automatically from the Committee upon his or her termination of service on the Board.

3.2 Stock Option Committee. The Stock Option Committee shall be appointed by the Board, and in the judgment of the Board, shall be qualified to administer the Plan. The Board may, at any time and in its complete discretion, remove any member of the Stock Option Committee and may fill any vacancy of the Stock Option Committee. Any member of the Stock Option Committee shall be deemed to have resigned automatically from the Committee upon his or her termination of service on the Board.

3.3 Meetings and Actions. The Committees shall hold meetings at such times and places as they may determine. A majority of the members of a Committee shall constitute a quorum, and the acts of the majority of the members present at a meeting or a consent in writing signed by all members of the Committee shall be final, binding and conclusive upon all persons, including ASI, its stockholders, and all persons having any interest in Options that may be or have been granted pursuant to the Plan.

3.4 Powers of the Committee. The applicable Committee shall have the full and exclusive right to prescribe, amend and rescind rules and regulations for administration of the Plan.

3.5 Interpretation of Plan. ASI shall have the authority to correct any defect, supply any omission, or reconcile any inconsistency with respect to the Plan. The determination of ASI as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all persons, including ASI’s stockholders and all persons having any interest in Options that may be or have been granted pursuant to the Plan. The applicable Committee may correct any defect, supply any omission, or reconcile any inconsistency in any agreement entered into hereunder with respect to Options.

ARTICLE 4. STOCK SUBJECT TO THE PLAN

4.1 Plan Limits. Subject to the provisions of Section 4.3, the aggregate number of shares of Common Stock that may be issued pursuant to Options granted under the Plan shall not exceed in the aggregate 25,786. Common Stock that may be issued under Options may consist, in whole or in part, of authorized but unissued stock or treasury stock of ASI not reserved for any other purpose.

4.2 Unused Stock. If any outstanding Option under the Plan expires or for any other reason ceases to be exercisable, is forfeited or repurchased by ASI, in whole or in part (other than upon exercise of an Option), the Common Stock subject to such Option (and as to which the Option had not been exercised) shall not continue to be available under the Plan or revert to the Plan to again be available for issuance of Options under the Plan. Common Stock underlying vested and exercised Options shall not be available for future Option grants.

4.3 Adjustment .for Change in Outstanding Shares.

(a) In General. If there is any change (increase or decrease) in the outstanding shares of Common Stock that is effected without receipt of additional consideration by ASI, by reason of a stock dividend, subdivision, reclassification, recapitalization, merger, consolidation, stock split, combination or exchange of stock, or other similar circumstances not involving the receipt of consideration by ASI, then in each such event, ASI shall make an appropriate adjustment in the aggregate number of shares of Common Stock available under the Plan, the number of shares of Common Stock subject to each outstanding Option and the Exercise Price in order to prevent the dilution or enlargement of any Participant’s rights. In the event of any adjustment in the number of shares of Common Stock covered by any Option, including those provided in paragraph (b) below, each such Option shall cover only the number of full shares resulting from such adjustment. The Plan Administrator’s determinations in making any adjustment shall be final and conclusive.

(b) Adjustments for Certain Distributions of Property. If ASI at any time distributes with respect to its Common Stock securities or other property (except cash or Common Stock), a proportionate part of those securities or other property shall be set aside and delivered to the Participant when he or she exercises an Option. The securities or other property shall be in the same ratio to the total securities and property set aside for Participants as the number of shares of Common Stock with respect to which the Option is then exercised is to the total shares of Common Stock subject to the Option. Furthermore, ASI shall Reprice Options to reflect the value of such securities or other property (except cash or Common Stock) which may be distributed with respect to ASI’s Common Stock.

(c) Exceptions to Adjustment. Except as expressly provided herein, the issue by ASI of Common Stock of any class, or securities convertible into or exchangeable for Common Stock of any class, for cash or property or for labor or services, or upon sale or upon exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of ASI convertible into or exchangeable for Common Stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to any Option granted under the Plan.

4.4 Retention of Rights. The existence of the Plan and any Option granted pursuant to the Plan shall not affect the right or power of ASI or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other change in ASI’s capital structure or its business, or a merger or consolidation of ASI, or any issue of bonds, debentures, or preferred or preference stock ranking before or affecting the Common Stock, or the dissolution of ASI or any sale or transfer of all or any part of ASI’s assets or business, or any other corporate act or proceeding, whether similar to the foregoing or not.

4.5 Cancellation of Option. The applicable Committee may at any time cancel an Option, whether vested or unvested, if the Participant holding the Option is terminated for Cause.

ARTICLE 5. ELIGIBILITY

[OMITTED]

ARTICLE 6. STOCK OPTIONS

6.1 [Omitted]

6.2 [Omitted]

6.3 Rights as Stockholder. A Participant shall have no rights as a stockholder of ASI with respect to the Common Stock covered by an Option until the date of the issuance of the stock certificate for such Common Stock.

6.4 Nontransferability of Options. Options granted pursuant to the Plan are not transferable by the Participant other than by will or the laws of descent and distribution and shall be exercisable during the Participant’s lifetime only by the Participant. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Options contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the Option, the Option shall immediately become null and void. Notwithstanding the foregoing, to the extent specified in an Option Agreement, an Option may be transferred by a Participant solely to the Participant’s immediate family (children, grandchildren, or spouse) or trusts or other entities established for the benefit of the Participant’s immediate family, to the extent specifically permitted in the trust agreement. Any such transfer of an Incentive Stock Option shall result in the conversion of the Option to a Nonqualified Stock Option.

6.5 Manner of Exercise of Options. Subject to the limitations and conditions of the Plan or the Option Agreement, an Option shall be exercisable, in whole or in part, from time to time, by giving written notice of exercise to the Chief Financial Officer of ASI or such other individual as directed from time to time by ASI. The notice shall specify the number of whole shares of Common Stock to be purchased and shall be accompanied by (a) payment in full to ASI of the Exercise Price; plus (b) for Nonqualified Stock Options, payment in full of such amount as ASI shall determine to be sufficient to satisfy any liability ASI may have for any withholding of federal, state or local income or other taxes incurred by reason of the exercise of the Option. At ASI’s discretion, payment in full of such amount as ASI shall determine to be sufficient to satisfy any liability ASI may have for any withholding of federal, state or local income or other taxes incurred may also be requested upon the exercise of an Incentive Stock Option. Except as provided in Section 6.6, the conditions of this Section 6.5 shall be satisfied at the time that the Option or any part thereof is exercised, and no Common Stock shall be issued or delivered until such conditions have been satisfied by the Participant.

6.6 Payment of Option Exercise Price. Payment for Common Stock underlying the Option shall be in the form of (a) a personal check, (b) a certified or bank cashier’s check to the order of ASI, (c) shares of Common Stock, properly endorsed to ASI, in an amount equal to the Fair Market Value of the stock which on the date of receipt by ASI equals or exceeds the aggregate Exercise Price for the Option, provided that such Stock has been held outright by the Participant for at least six months, (d) any other form of legal consideration that may be acceptable to ASI, or (e) in any combination thereof; provided, however, that no payment may be made in Common Stock unless ASI has approved of payment in such form by such Participant with respect to the Option exercise in question. Payment for withholding taxes shall be in the form of cash.

6.7 Termination of Continuous Service. Other than as prescribed in Section 8, any vesting of Options shall cease upon termination of the Participant’s Continuous Service, and Options shall be exercisable only to the extent that they were vested on the date of such termination of Continuous Service. Any Option not exercisable as of the date of termination, and any Option or portion thereof not exercised within the period specified herein, shall terminate.

(a) Termination Other than for Cause. Subject to any limitations set forth in the Option Agreement, and provided that the notice of exercise is provided as required by Section 6.5 prior to the expiration of the Option, the Participant shall be entitled to exercise the Option (i) during the Participant’s Continuous Service, and (ii) for a period of ninety (90) calendar days after the date of termination of the Participant’s Continuous Service for reasons other than Cause, or such longer period as may be set forth in the Option Agreement.

(b) Termination by Death. Notwithstanding paragraph (a), if a Participant’s Continuous Service should terminate as a result of the Participant’s death, or if a Participant should die within a period of ninety (90) calendar days after termination of the Participant’s Continuous Service under circumstances in which paragraph (a) would permit the exercise of the Option following termination, the personal representatives of the Participant’s estate or the person or persons who shall have acquired the Option from the Participant by bequest or inheritance may exercise the Option at any time within one year after the date of death, but not later than the expiration date of the Option.

(c) Termination by Disability. Notwithstanding paragraph (a), if a Participant’s Continuous Service should terminate by reason of the Participant’s Disability, the Participant may exercise the Option at any time within the earlier of (i) one year after the date of termination or (ii) thirty (30) days after the Participant no longer has a Disability, but in any event not later than the expiration date of the Option.

(d) Termination for Cause. Notwithstanding anything herein to the contrary, and unless otherwise provided by the Option Agreement, all unexercised Options shall terminate immediately if the Participant is terminated for Cause.

ARTICLE 7. STOCK APPRECIATION RIGHTS

[Omitted]

ARTICLE 8. CHANGE IN CONTROL

In the event of a Change in Control Event, the Board, at its discretion, shall either (1) accelerate the vesting of all Options held by Participants whose Continuous Service has not terminated so that all Participants are 100% vested on the date of the Change in Control Event or (2) cancel the Options and provide for the issuance of replacement stock options or rights with the same terms and conditions in effect prior to the Change in Control Event, except that a new Option will instead relate to the purchase of securities issued by an acquiring entity and reflect an Exercise Price that maintains the same aggregate spread between the Exercise Price (had the Participant exercised the Option on the date of the Change in Control) and the aggregate Fair Market Value of the Common Stock on the date the new Option is issued. In anticipation of a Change in Control Event and if the Board chooses the first alternative contained in this Article 8, the Board may, upon written notice to all Participants holding Options, provide that all unexercised Options must be exercised upon the Change in Control Event or within a specified number of days of the date of such Change in Control Event or such Options will terminate. In response to such notice, a Participant may make an irrevocable election to exercise his or her Options contingent upon and effective as of the effective date stated in such notice. Any Option shall terminate if not exercised within the time frame stated in the notice.

ARTICLE 9. ISSUANCE OF SHARES OF COMMON STOCK

9.1 Transfer of Common Stock to Participant. As soon as practicable after (a) a Participant has given ASI written notice of exercise of an Option and has otherwise met the requirements of Article 6 with respect to an Option, or (b) a Participant has satisfied any applicable restrictions, terms and conditions set forth in the Plan, ASI shall register a certificate in such Participant’s name for the Common Stock as to which the Option has been exercised and shall, upon the Participant’s request, deliver such certificate to the Participant. In no event shall ASI be required to transfer fractional shares of Common Stock to the Participant, and in lieu thereof, ASI may pay an amount in cash equal to the Fair Market Value of such fractional shares of Common Stock on the date of exercise.

9.2 Legend. All certificates evidencing shares of Common Stock originally issued pursuant to the Plan or subsequently transferred to any person or entity, and any shares of capital stock received in respect thereof, may bear such legends and transfer restrictions as ASI shall deem reasonably necessary or desirable, including, without limitation, legends restricting transfer of the Common Stock until there has been compliance with federal and state securities laws and until the Participant or any other holder of the Common Stock has paid ASI such amounts as may be necessary in order to satisfy any withholding tax liability of ASI.

9.3 Compliance with Laws. If the issuance or transfer of Common Stock by ASI would for any reason, in the opinion of counsel for ASI, violate any applicable federal or state laws or regulations, ASI may delay issuance or transfer of such Stock to the Participant until compliance with such laws can reasonably be obtained. In no event shall ASI be obligated to effect or obtain any listing, registration, qualification, consent or approval under any applicable federal or state laws or regulations or any contract or agreement to which ASI is a party with respect to the issuance of any such Stock. If, after reasonable efforts, ASI is unable to obtain the authority that counsel for ASI deems necessary for the lawful issuance and sale of Stock upon exercise of Options or vesting of an Option under the Plan, ASI shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Options or vesting of an Option unless and until such authority is obtained.

ARTICLE 10. AMENDMENT AND TERMINATION

10.1 Amendment of the Plan. The Board may at any time and from time to time alter, amend, suspend or terminate the Plan or any part thereof as it may deem proper, except that no such action shall diminish or impair the rights under an Option previously granted. However, if the Common Stock is listed on the NASDAQ Global Select Market or another public trading market, then any amendment that would require stockholder approval under the requirements of the NASDAQ Global Select Market or such other public trading market, as the case may be, shall only be effective when such stockholder approval is obtained. Subject to the terms and conditions of the Plan, the Committee may modify, extend or renew outstanding Options granted under the Plan, provided that such modification would not constitute a Repriced Option, and provided further that no such action shall diminish or impair the rights under an Option previously granted without the consent of the Participant.

10.2 Termination of the Plan. The Plan shall terminate on the date that is the tenth anniversary of the Effective Date. The Board may at any time suspend or terminate the Plan. No such suspension or termination shall diminish or impair the rights under an Option previously granted without the consent of the Participant.

ARTICLE 11. GENERAL PROVISIONS

11.1 No Employment Rights. Nothing contained in the Plan or in any Option granted under the Plan shall confer upon any Participant any right with respect to the continuation of such Participant’s Continuous Service by ASI or a Subsidiary or interfere in any way with the right of ASI or a Subsidiary, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such Continuous Service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of the Option.

11.2 Other Employee Benefits. Unless so provided by the applicable plan, the amount of compensation deemed to be received by a Participant as a result of the exercise of an Option shall not constitute earnings with respect to which any other employee benefits of the person are determined, including without limitation benefits under any pension, profit sharing, life insurance, or disability or other salary continuation plan.

11.3 Confidentiality of Information. Information regarding the grant of Options under the Plan is confidential and may not be shared by the Participant with anyone other than the Participant’s immediate family and personal financial advisor and other person(s) designated by Participant by power of attorney or assignment, or as otherwise required by law.

11.4 Severability. If any provision of the Plan is held by any court or governmental authority to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions. Instead, each provision held to be illegal or invalid shall, if possible, be construed and enforced in a manner that will give effect to the terms of such provision to the fullest extent possible while remaining legal and valid.

11.5 Governing Law and Venue. The Plan, and all Options granted under the Plan, shall be construed and shall take effect in accordance with the laws of the State of Georgia without regard to conflicts of laws principles. Resolution of any disputes under the Plan or any Option under the Plan shall only be held in courts in Fulton County, Georgia.

11.6 Use of Proceeds. Any proceeds received by ASI from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.